Exhibit 99.1

Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008
For Immediate Release

Domino’s Pizza Announces Second Quarter 2010 Financial Results

Momentum Continues with Strong Sales and Profits

ANN ARBOR, Michigan, July 27, 2010: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced strong results for all its operating units for the second quarter ended June 20, 2010. During the quarter, the Company’s domestic same store sales rose 8.8% versus the year ago period on sustained positive consumer response to the Company’s improved pizza and continued focus on operational excellence. Robust sales volume also drove positive results in the Company’s domestic supply chain business. International same store sales grew 6.2% in the second quarter, the 66th consecutive quarter of positive same store sales for the division. The Company repurchased $20.4 million of its debt during the quarter, and an additional $10.0 million subsequent to the quarter, for a total of $279.6 million in repurchases of its fixed rate notes since the beginning of 2009. This healthy second quarter performance resulted in adjusted EPS of 33 cents, up 57% from the adjusted EPS amount in the prior year period.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “Our strong sales momentum in the U.S. is evidence of the success of our improved pizza and focus on operations. The increased sales were not just driven by trial, but by repeat orders from our new larger customer base. I continue to be bullish on the performance of our U.S. business. Meanwhile, despite the tough global economy, our international business continues to thrive — proving the strength of our international franchise business model.”

Doyle added, “The positive results we’re driving are also yielding strong free cash flow, enabling us to repurchase debt at a rapid rate and accelerate our earnings per-share growth.”

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2010	Second Quarter of 2009	First Two Quarters of 2010	First Two Quarters of 2009
Net income	$22.6	$14.5	$47.1	$38.3
Weighted average diluted shares	60,760,689	57,737,247	60,305,138	57,524,565
Diluted earnings per share, as reported	$0.37	$0.25	$0.78	$0.67
Items affecting comparability (see section below)	$(0.04)	$(0.04)	$(0.10)	$(0.26)

Diluted earnings per share, as adjusted	$0.33	$0.21	$0.68	$0.41

•

Revenues were up 14.5% for the second quarter versus the prior year period, due primarily to higher volumes and higher commodity prices in supply chain, higher same store sales in both domestic and international stores and store count growth in international markets.

•

Net Income in the second quarter was up $8.1 million, or 55.7%, versus the prior year period, driven primarily by improved domestic sales and operating margins, international sales and store growth, lower interest expense and a lower effective tax rate. These improvements were offset by a reduction in pre-tax gains on debt repurchases which were approximately $11.4 million lower in the second quarter versus the prior year period.

•

Diluted EPS was 37 cents on an as-reported basis for the second quarter. Excluding items affecting comparability, diluted EPS was 33 cents versus 21 cents in the prior year quarter, an increase of 12 cents, or 57%, primarily due to the aforementioned higher net income. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q2 2010 Earnings Release, Page Two

•	Global Retail Sales were up 12.5% in the second quarter, or up 10.3% when excluding foreign currency impact.

	Second Quarter of 2010	Second Quarter of 2009
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+8.3%	(3.3)%
Domestic franchise stores	+8.8%	(0.4)%

Domestic stores	+8.8%	(0.7)%

International stores	+6.2%	+4.1%

Global retail sales growth: (versus prior year period)
Domestic stores	+7.5%	(2.0)%
International stores	+19.0%	(8.0)%

Total	+12.5%	(4.7)%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+7.5%	(2.0)%
International stores	+14.1%	+11.0%

Total	+10.3%	+3.8%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 28, 2010	457	4,453	4,910	4,126	9,036
Openings	—	21	21	73	94
Closings	—	(22)	(22)	(11)	(33)
Transfers	(2)	2	—	—	—

Store count at June 20, 2010	455	4,454	4,909	4,188	9,097

Second quarter 2010 net growth	(2)	1	(1)	62	61

Trailing four quarters net growth	(28)	(30)	(58)	282	224

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its second quarter 2010 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 45890713. The webcast will also be archived for 30 days on www.dominosbiz.com.

Debt Repurchases

During the second quarter of 2010, the Company repurchased and retired $20.4 million of principal of its outstanding fixed rate notes, resulting in a pre-tax gain of approximately $1.5 million. This pre-tax gain was recorded in the “Other” line item in the Company’s consolidated income statement.

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Domino’s Pizza: Q2 2010 Earnings Release, Page Three

Subsequent to the second quarter of 2010, the Company repurchased and retired $10.0 million of additional principal of its outstanding fixed rate senior notes, resulting in a pre-tax gain of approximately $0.7 million, which will be recorded in the third quarter of 2010. The Company has classified the $10.0 million of outstanding fixed rate senior notes as a current liability in the consolidated balance sheet as of June 20, 2010. Including this $10.0 million repurchase, the Company has repurchased $279.6 million of its fixed rate notes to date.

Items Affecting Comparability

The Company’s reported financial results for the second quarter and first two quarters of 2010 are not comparable to the reported financial results in the prior year period. The table below presents certain items that affect comparability between 2010 and 2009 financial results. Management believes that including such information is critical to the understanding of its financial results for the second quarter and first two quarters of 2010 as compared to the same periods in 2009 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels, further impacting comparability to periods in the prior year. Lower interest expense resulted in an increase in diluted EPS of approximately three cents in the second quarter of 2010 and six cents in the first two quarters of 2010 versus the comparable periods in 2009.

	Second Quarter			First Two Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2010 items affecting comparability:
Gain on debt extinguishment (1)	$1,493	$910	$0.01	$7,636	$4,658	$0.08
Deferred financing fee write-off and other (2)	(472)	(288)	(0.00)	(1,109)	(677)	(0.01)
Tax reserves (3)	565	2,025	0.03	565	2,025	0.03

Total of 2010 items	$1,586	$2,647	$0.04	$7,092	$6,006	$0.10

2009 items affecting comparability:
Gain on debt extinguishment (4)	$12,938	$7,763	$0.13	$34,112	$20,467	$0.36
Deferred financing fee write-off (2)	(323)	(194)	(0.00)	(882)	(529)	(0.01)
Stock option plan changes (5)	(4,937)	(2,962)	(0.05)	(4,937)	(2,962)	(0.05)
Tax reserves (6)	(594)	(2,223)	(0.04)	(594)	(2,223)	(0.04)

Total of 2009 items	$7,084	$2,384	$0.04	$27,699	$14,753	$0.26

(1)	Represents the gains recognized in the second quarter and first two quarters of 2010 on the repurchase and retirement of $20.4 million and $80.4 million of principal on the fixed rate notes for a total purchase price of $19.0 million and $73.0 million.
(2)	Represents the write-off of deferred financing fees and, in 2010, the prepayment of insurance fees in connection with the related debt extinguishments.
(3)	Represents $1.7 million of income tax benefit and $0.6 million ($0.3 million after-tax) of interest income, both relating to tax reserve reversals for a state tax matter.
(4)	Represents the gains recognized in the second quarter and first two quarters of 2009 on the repurchase and retirement of $25.0 million and $68.3 million of principal on the fixed rate senior notes for a total purchase price of $12.3 million and $34.6 million.
(5)	Includes $1.0 million of stock compensation expense and $0.2 million of legal and professional fees incurred in connection with the stock option exchange program as well as $0.3 million of incremental compensation expense and $3.4 million acceleration of compensation expense for the retirement provision added to existing stock option agreements.
(6)	Represents $1.8 million of income tax provision and $0.6 million ($0.4 million after-tax) of interest expense, both relating to required tax reserves for a state tax matter.

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Domino’s Pizza: Q2 2010 Earnings Release, Page Four

Liquidity

As of June 20, 2010, the Company had:

•	$29.0 million of unrestricted cash and cash equivalents,

•	$77.7 million of restricted cash and cash equivalents, and

•	nearly $1.5 billion in total debt, including $60.0 million of borrowings under its $60.0 million variable funding note facility.

The Company’s cash borrowing rate for the second quarter of 2010 averaged 5.9% versus 6.1% in the prior year period. The Company incurred $11.1 million in capital expenditures during the first two quarters of 2010 versus $9.4 million in the first two quarters of the prior year.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $38.6 million in the first two quarters of 2010.

(in thousands)	First Two Quarters of 2010
Net cash provided by operating activities (as reported)	$49,640
Capital expenditures (as reported)	(11,058)

Free cash flow	$38,582

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking us against our competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

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Domino’s Pizza: Q2 2010 Earnings Release, Page Five

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing shares, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 9,097 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. During the second quarter of 2010, the Domino’s Pizza® brand had global retail sales of nearly $1.4 billion, comprised of approximately $755 million domestically and over $645 million internationally. In June 2010, Pizza Today, the leading publication of the pizza industry, named Domino’s its “Chain of the Year” – making the company a two-time winner of the honor, which they previously received in 2003. Domino’s has expanded its menu significantly since 2008 to include Oven Baked Sandwiches and BreadBowl PastaTM, and in 2009 debuted its ‘Inspired New Pizza’ – a permanent change to its hand-tossed product, reinvented from the crust up with new sauce, cheese and garlic seasoned crust.

Order - www.dominos.com

Mobile - http://mobile.dominos.com

Info - www.dominosbiz.com

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/Dominos

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Domino’s Pizza: Q2 2010 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our new improved pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by the Company, such as its improved pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and the ability of the Company and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q2 2010 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 20, 2010	% of Total Revenues	June 14, 2009	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$79,076		$76,737
Domestic franchise	38,831		35,686
Domestic supply chain	205,430		172,538
International	39,068		31,671

Total revenues	362,405	100.0%	316,632	100.0%

Cost of sales:
Domestic Company-owned stores	62,893		62,564
Domestic supply chain	182,208		154,319
International	16,968		13,790

Total cost of sales	262,069	72.3%	230,673	72.9%

Operating margin	100,336	27.7%	85,959	27.1%

General and administrative	45,787	12.6%	45,655	14.4%

Income from operations	54,549	15.1%	40,304	12.7%

Interest expense, net	(21,722)	(6.0)%	(25,919)	(8.2)%
Other	1,493	0.4%	12,938	4.1%

Income before provision for income taxes	34,320	9.5%	27,323	8.6%

Provision for income taxes	11,695	3.3%	12,796	4.0%

Net income	$22,625	6.2%	$14,527	4.6%

Earnings per share:
Common stock – diluted	$0.37		$0.25

Domino’s Pizza: Q2 2010 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 20, 2010	% of Total Revenues	June 14, 2009	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$167,282		$157,732
Domestic franchise	80,774		72,569
Domestic supply chain	417,959		346,041
International	77,520		62,118

Total revenues	743,535	100.0%	638,460	100.0%

Cost of sales:
Domestic Company-owned stores	132,160		127,276
Domestic supply chain	369,555		309,301
International	33,492		27,107

Total cost of sales	535,207	72.0%	463,684	72.6%

Operating margin	208,328	28.0%	174,776	27.4%

General and administrative	96,238	12.9%	89,554	14.0%

Income from operations	112,090	15.1%	85,222	13.3%

Interest expense, net	(45,845)	(6.2)%	(52,420)	(8.2)%
Other	7,636	1.0%	34,112	5.3%

Income before provision for income taxes	73,881	9.9%	66,914	10.5%

Provision for income taxes	26,737	3.6%	28,617	4.5%

Net income	$47,144	6.3%	$38,297	6.0%

Earnings per share:
Common stock – diluted	$0.78		$0.67

Domino’s Pizza: Q2 2010 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 20, 2010	January 3, 2010
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$28,980	$42,392
Restricted cash and cash equivalents	77,663	91,141
Accounts receivable	76,565	76,273
Inventories	27,675	25,890
Advertising fund assets, restricted	21,004	25,116
Other assets	22,564	17,856

Total current assets	254,451	278,668

Property, plant and equipment, net	98,439	102,776

Other assets	65,687	72,317

Total assets	$418,577	$453,761

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$10,521	$50,370
Accounts payable	56,025	64,120
Advertising fund liabilities	21,004	25,116
Other accrued liabilities	78,924	79,817

Total current liabilities	166,474	219,423

Long-term liabilities:
Long-term debt, less current portion	1,484,574	1,522,463
Other accrued liabilities	30,615	32,869

Total long-term liabilities	1,515,189	1,555,332

Total stockholders’ deficit	(1,263,086)	(1,320,994)

Total liabilities and stockholders’ deficit	$418,577	$453,761

Domino’s Pizza: Q2 2010 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
	June 20, 2010	June 14, 2009
(In thousands)
Cash flows from operating activities:
Net income	$47,144	$38,297
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	10,994	11,277
Gains on debt extinguishment	(7,636)	(34,112)
Losses on sale/disposal of assets	123	459
Amortization of deferred financing costs, debt discount and other	2,614	4,242
Provision for deferred income taxes	4,165	10,622
Non-cash compensation expense	5,901	9,838
Other	819	1,584
Changes in operating assets and liabilities	(14,484)	(13,069)

Net cash provided by operating activities	49,640	29,138

Cash flows from investing activities:
Capital expenditures	(11,058)	(9,407)
Proceeds from sale of assets	1,779	2,229
Changes in restricted cash	13,478	5,710
Other	(1,619)	(1,040)

Net cash provided by (used in) investing activities	2,580	(2,508)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,294	2,022
Proceeds from exercise of stock options	2,052	721
Tax benefit from stock options	505	322
Proceeds from issuance of long-term debt	2,861	24,348
Repayments of long-term debt and capital lease obligation	(72,968)	(37,281)
Other	(368)	(18)

Net cash used in financing activities	(65,624)	(9,886)

Effect of exchange rate changes on cash and cash equivalents	(8)	(421)

Change in cash and cash equivalents	(13,412)	16,323

Cash and cash equivalents, at beginning of period	42,392	45,372

Cash and cash equivalents, at end of period	$28,980	$61,695

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